EXHIBIT 2.0

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") dated as of January 22, 2004, is entered into by and among NEWPORT INTERNATIONAL GROUP, INC., a Delaware corporation ("Newport"), GR ACQUISITION CORP., a Delaware corporation to be formed as a wholly-owned subsidiary of Newport ("SUB"), and GRASSROOTS COMMUNICATIONS, INC., a Delaware corporation ("GrassRoots").

         WHEREAS, the Boards of Directors of Newport, SUB and GrassRoots deem it advisable and in the best interests of each corporation and their respective stockholders that GrassRoots be acquired by Newport in a merger consummated as hereinafter set forth and in accordance with the applicable laws of the State of Delaware; and

         WHEREAS, it is intended that the acquisition of GrassRoots by Newport be effected by the merger of SUB with and into GrassRoots, with GrassRoots surviving such Merger, and which is intended to be treated for Federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.01 TERMS OF THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), SUB shall be merged with and into GrassRoots and the separate corporate existence of SUB shall thereupon cease (the "Merger"). GrassRoots (sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation to the Merger and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

         1.02 EFFECTIVE TIME OF THE MERGER. If all the conditions to the Merger set forth herein shall have been fulfilled or waived, as hereinafter provided, and this Agreement shall not have been terminated, on the Closing Date (as hereinafter defined), the parties hereto shall cause a Certificate of Merger (the "Certificate of Merger"), in form mutually acceptable to Newport and GrassRoots and that meets the applicable requirements of the DGCL, to be properly executed and filed with the Secretary of the State of Delaware. The Merger shall be effective at the time of filing of the Certificate of Merger with the Secretary of the State of Delaware, or at such later time which the parties hereto shall have lawfully agreed upon and designated in such Certificate of Merger as the effective time of the Merger (the "Effective Time").

         1.03 THE SURVIVING CORPORATION. At the Effective Time:

                  (a) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of GrassRoots in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

                  (b) BYLAWS. The Bylaws of GrassRoots as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                  (c) DIRECTORS AND OFFICERS. The directors and officers of SUB at the Effective Time shall resign, and the directors and officers of GrassRoots shall assume their duties as the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         1.04 DIRECTORS AND OFFICERS OF NEWPORT. The directors and officers of Newport at the Effective Time shall resign, and the designees of GrassRoots shall assume their duties as the directors and officers of Newport, and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of Newport, or as otherwise provided by law.

         1.05 CONVERSION OF GRASSROOTS SHARES.

                  (a) GRASSROOTS SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Newport, SUB or GrassRoots, or the holder of capital stock of any of them, each share of GrassRoots common stock, par value $.00001 per share (the "GrassRoots Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive one (1) share (the "Newport Shares") of Newport common stock, par value $.001 per share ("Common Stock").

                  (b) EFFECT OF MERGER. At the Effective Time all outstanding shares of GrassRoots Common Stock shall be cancelled and retired and each certificate or other instrument theretofore evidencing the right to receive GrassRoots Common Stock shall thereafter (i) represent only the right to receive the Newport Shares issuable in exchange therefor upon surrender of such certificate or instrument to Newport and (ii) entitle the holder thereof to receive dividends on such whole number of Newport Shares which such holder is entitled to receive in exchange for such certificate.

                  (c) STATUS OF REGISTRATION. The Newport Shares are not registered under the Securities Act of 1933, as amended (the "Act"), and will be issued pursuant to the exemption afforded under Section 4(2) of the Act and the rules and regulations promulgated thereunder.

                  (d) DISSENTERS. Notwithstanding the foregoing, any holder of GrassRoots Common Stock who shall exercise the rights of a dissenting stockholder pursuant to and strictly in accordance with the DGCL shall be entitled to receive only the payment therein provided for and shall not be entitled to receive Newport Shares.

                  (e) GRASSROOTS OPTIONS AND WARRANTS. As of the Effective Time of the Merger, Newport will assume and continue the GrassRoots 2002 Stock Option Plan and any outstanding options and warrants of GrassRoots, such that each option and warrant of GrassRoots outstanding at the time of the consummation of the Merger will be assumed by Newport and automatically exchanged without any further action on the part of the holders of such GrassRoots options and warrants into a comparable number of options and warrants of Newport which shall entitle the holders to receive upon exercise thereof one (1) share of Newport common stock for each share of GrassRoots common stock that the holders of such GrassRoots options and warrants would have received had such holders exercised the GrassRoots options and warrants prior to the Merger.

                  (f) GRASSROOTS' CONVERTIBLE NOTES. As of the Effective Time of the Merger, each outstanding convertible promissory note of GRC shall, by its terms, be convertible into shares of Newport Common Stock, and Newport shall reserve for issuance a number of shares of Newport common stock equal to the number of shares reserved by GrassRoots for issuance upon conversion of such convertible promissory notes.

                  (g) SUB COMMON STOCK. The shares of capital stock of SUB issued and outstanding immediately prior to the Effective Time, shall, without further action, be converted in the aggregate into one fully paid and non-assessable share of common stock of the Surviving Corporation.

         1.06 STOCK CERTIFICATES. At or following the Effective Time, each holder of an outstanding certificate or certificates representing GrassRoots Common Stock or derivative securities shall surrender the same to Newport or its transfer agent and Newport shall, in exchange therefor, cause to be issued to the holder of such certificate(s) a new certificate representing shares of Newport Common Stock or options, warrants or convertible securities, as the case may be, and the surrendered certificate(s) shall be cancelled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the consideration described in Section 1.05, without interest. After the Effective Time, Newport or its transfer agent will send to each holder of GrassRoots Common Stock a letter of transmittal for use in such exchange.

         1.07 FRACTIONAL SHARES. No fractional shares of Newport Common Stock shall be issued in the Merger. In the event that a holder of GrassRoots Common Stock would otherwise be entitled to receive any fractional shares of Newport Common Stock as a result of the Merger, such holder shall be entitled to receive one full share in lieu thereof. If more than one certificate representing GrassRoots Common Stock shall be surrendered at one time for the account of the same stockholder, the number of full Newport shares which shall be issued shall be computed on the basis of the aggregate number of shares represented by GrassRoots Common Stock certificates so surrendered. In the event that Newport or its transfer agent determines in good faith that a holder of GrassRoots Common Stock has not tendered all of his certificates for exchange, Newport or such transfer agent may carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share.

         1.08 TRANSFERS. From and after the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation. If, subsequent to the Effective Time, certificates evidencing shares of GrassRoots are presented for transfer to Newport, they shall be cancelled and exchanged as provided in this Article I.

         1.09 NEWPORT GUARANTEE. Newport hereby unconditionally guarantees the performance of the obligations of SUB pursuant to the terms and conditions hereof.

         1.10 REGISTRATION RIGHTS. At the Effective Time, Newport shall assume and perform the agreement of GrassRoots to file with the Securities and Exchange Commission and use its best efforts to cause to become effective, a registration statement filed under the Securities Act of 1933 that registers for resale to the public (a) all of the Newport Shares issued to the holders of GrassRoots Common Stock listed on Schedule 1.10(a) attached hereto in exchange for the number of shares of GrassRoots Common Stock set forth opposite their names, and
(b) all of the shares of Newport Common Stock issuable to the holders of GrassRoots options and warrants listed on Schedule 1.10(b) attached hereto who receive Newport options and warrants in exchange therefor pursuant to Section 1.05(e) above.

                                   ARTICLE II
                                     CLOSING

         2.01 TIME AND PLACE OF CLOSING. The transactions contemplated by this Agreement shall be consummated on or about January 31, 2003, at the offices of GrassRoots or its counsel, or at such other time and place as the parties shall mutually agree (the "Closing Date"). The time and place at which the transactions contemplated hereby are consummated is hereinafter referred to as the "Closing".

         2.02 DELIVERIES AT CLOSING. At the Closing:

                  (a) Newport shall deliver to its transfer agent irrevocable instructions to issue and deliver the Newport Shares in accordance with the provisions of Article I of this Agreement;

                  (b) the current officers and directors of Newport and SUB shall deliver their resignations as such;

                  (c) Newport shall cause to take effect such amendments of its bylaws and such resolutions of its Board of Directors as may be necessary or appropriate to elect the designees of GrassRoots to the Board of Directors of Newport;

                  (d) Newport shall deliver to GrassRoots a Certificate of its President and Chief Executive Officer pursuant to Section 8.02 hereof; and

                  (e) GrassRoots shall deliver to Newport a Certificate of its President and Chief Executive Officer pursuant to Section 8.01 hereof.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF GRASSROOTS

         GrassRoots hereby represents and warrants to Newport as follows:

         3.01 LEGAL CAPACITY OF GRASSROOTS.

                  (a) GrassRoots has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) This Agreement has been duly and validly executed by GrassRoots, and constitutes a valid and binding obligation of GrassRoots enforceable against GrassRoots in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.02 ORGANIZATION AND AUTHORITY OF GRASSROOTS. GrassRoots is a corporation duly organized and, on the Closing Date will be, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties. GrassRoots is qualified to transact business as a foreign corporation in each jurisdiction wherein the failure to so qualify would have a material adverse effect on the business, financial condition, results of operations, assets or properties of GrassRoots (a "GrassRoots Material Adverse Effect"). GrassRoots has no subsidiaries.

         3.03 CAPITALIZATION.

                  (a) The authorized capital stock of GrassRoots consists of 50,000,000 shares of GrassRoots Common Stock, of which 12,304,353 shares of Common Stock are issued and outstanding on the date hereof. The issued and outstanding shares of GrassRoots Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to the preemptive or anti-dilution rights of any person.

                  (b) Except as set forth on Schedule 3.03(b), on the date hereof there are no options, warrants, subscriptions, calls, rights, commitments or agreements of any kind or character to which GrassRoots is a party or by which it is bound obligating GrassRoots to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of GrassRoots or obligating GrassRoots to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement.

         3.04 CONSENTS AND APPROVALS. This Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors of GrassRoots. Other than the approval of the stockholders of GrassRoots required by applicable law, GrassRoots has obtained all necessary corporate authorizations and approvals required for the execution and delivery by GrassRoots of this Agreement and the consummation and performance by it of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by GrassRoots of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of GrassRoots' obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Certificate of Incorporation or By-Laws of GrassRoots (ii) any instrument, contract or other material agreement by or to which GrassRoots is a party or by or to which GrassRoots' assets or properties are bound or subject;
(iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, GrassRoots or the assets or properties of GrassRoots; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to GrassRoots or any of GrassRoots' assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the GrassRoots Common Stock or assets or property of GrassRoots.

         3.05 LITIGATION. Except as set forth on Schedule 3.05 hereto, there is no claim, action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving GrassRoots or any of GrassRoots' properties or rights which (a) could reasonably be expected to have a GrassRoots Material Adverse Effect, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

         3.06 TAXES. GrassRoots has filed all tax returns that it was required to file, and has paid all taxes indicated on such returns for such periods which are due and payable as of the date hereof. All such tax returns were in all respects true, complete and correct and filed on a timely basis. None of the income tax returns filed by, on behalf of or with respect to GrassRoots is currently the subject of an audit, and no notice of a planned audit has been received by GrassRoots.

         3.07 CORPORATE RECORDS. GrassRoots has granted Newport access to all the tax, accounting, corporate and financial books and records relating to the business of GrassRoots. Such books and records have been maintained on a current basis, are true and complete in all material respects, and fairly reflect the financial condition and results of operations of GrassRoots as of the dates thereof and the periods ended.

         3.08 THIRD PARTY CONSENT. GrassRoots has obtained or prior to the Closing will obtain all consents required to be obtained by GrassRoots from third parties material to the business of GrassRoots in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, other than such consents which if not obtained would not have a GrassRoots Material Adverse Effect.

         3.09 INTELLECTUAL PROPERTY. GrassRoots owns or has the right to use pursuant to license, sublicense, agreement or permission all trademarks, service marks, trade names, copyrights, computer software (including data and related documentation), trade secrets, Internet Websites, domain names and other proprietary rights and processes necessary for its business as now conducted. To the best of GrassRoots' knowledge, the business as conducted by GrassRoots does not and will not cause GrassRoots to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, computer software, licenses, trade secrets, domain names or other proprietary rights of any third party.

         3.10 NO BROKERS. GrassRoots is not a party to any agreement pursuant to which GrassRoots or Newport will become obligated to pay a commission to any person as a result of consummation of the transactions contemplated hereby.

         3.11 FULL DISCLOSURE. No representation or warranty by GrassRoots in this Agreement or in any document or schedule to be delivered by GrassRoots pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Newport or SUB pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact or any fact necessary to make any statement herein or therein not materially misleading.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF NEWPORT AND SUB

         Newport and SUB, jointly and severally, hereby represent and warrant to GrassRoots as follows:

         4.01 LEGAL CAPACITY OF NEWPORT AND SUB.

                  (a) Newport and SUB each have the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) This Agreement has been duly and validly executed by Newport and SUB, and constitutes a valid and binding obligation of Newport and SUB enforceable against Newport and SUB in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         4.02 ORGANIZATION AND AUTHORITY OF NEWPORT AND SUB. Newport and SUB are each corporations duly organized, and on the Closing Date will be, validly existing and in good standing under the laws of their respective jurisdictions of organization, and have all requisite corporate power and authority to carry on their respective businesses as presently conducted and to own or lease and to operate their respective properties. Newport and SUB are qualified to transact business as a foreign corporation in each jurisdiction wherein the failure to so qualify would have a material adverse effect on the business, financial condition, results of operations, assets or properties of Newport or SUB (a "Newport Material Adverse Effect"). Except as set forth on Schedule 4.02 hereto, Newport has no subsidiaries, and on the Closing Date, except for SUB, Newport will not have any subsidiary or own any interest in any other entity. SUB was formed solely for the purpose of engaging in the transaction contemplated hereby, and has not engaged in any business activities or conducted any operations other than in connection with the transaction contemplated hereby.

         4.03 CAPITALIZATION.

                  (a) The authorized capital stock of Newport consists of (a) 20,000,000 shares of Common Stock, $.001 par value, of which approximately 1,009,112 shares are issued and outstanding including 530,000 shares issued in escrow relating to Edge LLC $100,000 note default provision and 10,000 shares to be issued to Clinton Beckwith, and (b) 5,000,000 shares of preferred stock, $.001 par value, no shares of which are outstanding. The issued and outstanding shares of Newport Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to the preemptive or antidilution rights of any person. The Newport Shares have been duly authorized and, upon issuance as contemplated hereby, will be validly issued, fully paid and non-assessable and not subject to the preemptive or anti-dilution rights of any person. Newport owns all of the outstanding capital stock of SUB.

                  (b) Except as set forth on Schedule 4.03(b) hereto, there are no options, warrants, subscriptions, calls, rights, commitments or agreements of any kind or character to which Newport is a party or by which it is bound obligating Newport to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Newport or obligating Newport to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement.

         4.04 CONSENTS AND APPROVALS. This Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors of Newport and SUB and other than the approval of the stockholder of SUB required by applicable law, which approval shall be obtained prior to the Closing, Newport and SUB have obtained all necessary corporate authorizations and approvals required for the execution and delivery by SUB of this Agreement and their consummation and performance of the transactions contemplated hereby. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to Newport or SUB in connection with the execution and delivery by Newport and SUB of this Agreement and their consummation and performance of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Newport and SUB of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of Newport's and SUB's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Certificate of Incorporation or By-Laws of Newport or SUB (ii) any material instrument, contract or other agreement by or to which Newport or SUB is a party or by or to which Newport's or SUB's assets or properties are bound or subject; (iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Newport or SUB or the assets or properties of Newport or SUB; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to Newport or SUB or any of the its assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the assets or property of Newport or SUB.

         4.05 COMPLIANCE WITH SECURITIES LAWS.

                  (a) The Common Stock of Newport is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Newport has filed with the United States Securities and Exchange Commission ("SEC") all reports required to be filed by it under the Exchange Act (the "Reports"), and Newport is current in its filing obligations under the Exchange Act. The information contained in the Reports fairly presents, in all material respects, the financial condition and results of operations of Newport. None of the filed Reports contain any untrue statement of a material fact, or fail to state any material fact required to be stated therein or necessary to make the statements made therein not misleading.

                  (b) No formal or informal investigation or examination by the Securities and Exchange Commission or by the securities administrator of any state is pending or threatened against Newport.

                  (c) Newport is not subject to any order, judgment or decree of any court of competent jurisdiction, temporarily or preliminarily restraining or enjoining, or subject to any order, judgment or decree of any court of competent jurisdiction, permanently restraining or enjoining, Newport from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with the SEC.

         4.06 FINANCIAL STATEMENTS.

                  (a) Newport has delivered to GrassRoots copies of its audited balance sheet for the fiscal year ended December 31, 2002 and the related audited statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 2002 together with appropriate notes to such financial statements, and copies of its unaudited balance sheet as of September 30, 2003 (the "Company Balance Sheet") and the related unaudited statements of operations, changes in stockholders' equity and cash flows for the nine month period ended September 30, 2003 (collectively, the "Company Financial Statements"). A copy of Newport's audited financial statements delivered to GrassRoots pursuant to this Section 4.06 is included in Newport's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed by Newport with the SEC, and a copy of Newport's unaudited financial statements delivered to GrassRoots pursuant to this Section 4.06 is included in Newport's Quarterly Report on Form 10-QSB for the nine month period ended September 30, 2003 filed by Newport with the SEC. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial condition and results of operations of Newport at the dates and for the periods covered by the Newport Financial Statements.

                  (b) The books and records, financial and otherwise, of Newport are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Newport.

         4.07 ABSENCE OF LIABILITIES.

                  (a) As of the date hereof, Newport does not have any debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on Schedule 4.07(a) attached hereto.

                  (b) As of the Closing Date, except as set forth on Schedule 4.07(b) attached hereto, Newport will not have any debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

         4.08 LITIGATION. There is no claim, action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Newport or SUB or any of their respective properties or rights which
(i) could reasonably be expected to have a Newport Material Adverse Effect, or
(ii) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement

         4.09 TAXES. Newport has filed all federal, state and local tax returns that it was required by law to file, and has paid in full all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise and property taxes (all such items are collectively referred to as "Taxes") indicated on such returns for such periods which are due and payable as of the date hereof. All such tax returns were in all respects true, complete and correct and filed on a timely basis. None of the income tax returns filed by, on behalf of or with respect to Newport is currently the subject of an audit, and no notice of a planned audit has been received by or on behalf of Newport. As of the Closing Date, Newport will not have any liability for Taxes.

         4.10 CORPORATE RECORDS. Newport has provided GrassRoots access to all the tax, accounting, corporate and financial books and records relating to Newport. Such books and records have been maintained on a current basis, are true and complete and fairly reflect the financial condition and results of operations of Newport as of the dates thereof and the periods ended.

         4.11 CONTRACTS AND AGREEMENTS. Except as set forth on Schedule 4.11 hereto, Newport is not party to or bound by nor are any of its properties and assets subject to or bound by any contract, instrument, lease, license, agreement, guaranty, commitment or other arrangement.

         4.12 EMPLOYEES; EMPLOYEE PLANS. Newport does not have any employees, consultants or advisors and is not a party to or bound by any employment, consulting, or retainer agreement, or any profit-sharing, deferred compensation, bonus, savings, stock option, stock bonus, stock purchase, severance, benefit, retirement, disability, insurance, vacation or any other similar employee benefit plans, funds, programs, agreements or arrangements which cover, are maintained for the benefit of, or related to any or all current or former employees, officers or directors of Newport.

         4.13 THIRD PARTY CONSENT. Newport has obtained or prior to the Closing will obtain all consents required to be obtained by Newport from third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

         4.14 GOVERNMENTAL CONSENT. Newport is not required to submit any notice, report, statement, or other filing with and no consent, approval, order or authorization by any court, administrative agency or commission or other governmental authority is required to be obtained by Newport in connection with the execution and delivery of this Agreement and the sale and issuance of the Newport Shares pursuant hereto, other than (a) the filing of an information statement with the SEC pursuant to Section 14(f) of the Securities Exchange Act of 1934, and (b) such filings as may be required to be made under Federal and applicable state securities laws in connection with the issuance of the Newport Shares pursuant hereto.

         4.15 STOCKHOLDER LIST. A complete and accurate list of the stockholders of record of Newport as of a date subsequent to the date hereof, which stockholder list accurately reflects the number of outstanding shares of Newport's stock and the number of such shares which bear a restrictive legend or are subject to stop transfer orders or other restrictions on transfer, has been delivered to GrassRoots.

         4.16 REGISTRATION RIGHTS. No person or entity has demand or other rights to cause Newport to file any registration statement under the Securities Act of 1933 relating to any securities of Newport or any right to participate in any such registration statement.

         4.17 NO BROKERS. Neither Newport nor SUB has incurred, and neither of them will incur, directly or indirectly, as a result of any action taken or agreement entered into by Newport or SUB, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

         4.18 FULL DISCLOSURE. No representation or warranty by Newport or SUB in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to GrassRoots pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact or any fact necessary to make any statement herein or therein not materially misleading.

                                    ARTICLE V
             COVENANTS RELATING TO CONDUCT OF BUSINESS OF GRASSROOTS

         During the period from the date of this Agreement and continuing until the Closing, GrassRoots agrees that:

         5.01 ORDINARY COURSE. GrassRoots shall carry on its business in the usual and ordinary course, in substantially the same manner as heretofore conducted.

                                   ARTICLE VI
              COVENANTS RELATING TO CONDUCT OF BUSINESS OF NEWPORT

         During the period from the date of this Agreement and continuing until the Closing, Newport agrees (except to the extent that GrassRoots shall otherwise consent in writing) that:

         6.01 ORDINARY COURSE. Newport shall not conduct any business or engage in any activities other than activities related to the closing of the transactions contemplated by this Agreement.

         6.02 DIVIDENDS OR OTHER DISTRIBUTIONS. Newport shall not and shall not propose to (i) declare or pay any dividends on or make other distributions to its stockholders or upon or in respect of any shares of its capital stock, or
(ii) purchase or obligate itself to purchase, retire or redeem any shares of its capital stock or other securities.

         6.03 ISSUANCE OF SECURITIES. Newport shall not issue, deliver or sell or authorize or agree to issue, deliver or sell any shares of its capital stock or other securities, or issue, grant or sell, or agree to issue, grant or sell, any options, rights or warrants with respect thereto.

         6.04 GOVERNING DOCUMENTS. Newport shall not amend its Articles of Incorporation or amend its Bylaws.

         6.05 NO CONTRACTS OR UNDERTAKINGS. Newport shall not enter into or become bound by or agree to enter into or become bound by any contract, instrument, lease, license, agreement, transaction, commitment or undertaking.

         6.06 NO OBLIGATIONS OR LIABILITIES. Newport shall not borrow or agree to borrow any funds or incur or agree to incur or become subject to any debts, obligations or liabilities of any kind whatsoever, except obligations for legal fees, accounting fees and other fees, costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated herein (the "Permitted Obligations"), provided that all such Permitted Obligations are fully paid or otherwise satisfied or discharged by Newport on or prior to the Closing Date.

         6.07 NO LIENS OR GUARANTEES. Newport shall not subject or agree to subject any of the assets or properties of Newport to any lien, security interest, charge, interest or other encumbrance of any kind or suffer such to be imposed, or guarantee or agree to guarantee the debts or obligations of others.

         6.08 NO COMPENSATION PAYMENTS. Newport shall not pay or make any accrual or arrangement for payment of compensation of any kind to any of its past or present directors, officers or employees.

         6.09 OTHER ACTIONS. Newport shall not take or agree to take any of the actions described in this Article VI, or any other action which would make any of its representations and warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause to perform its covenants and agreements in this Agreement.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         7.01 ACCESS TO INFORMATION.

                  (a) GrassRoots shall afford to Newport and shall cause its independent accountants to afford to Newport, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all information concerning GrassRoots, as Newport may reasonably request, provided that GrassRoots shall not be required to disclose any information which it is legally required to keep confidential. Newport will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and Newport will cause its consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason Newport shall promptly return, or cause to be returned, to the disclosing party all documents obtained from GrassRoots, and any copies made of such documents, extracts and copies thereof.

                  (b) Newport shall afford to GrassRoots and shall cause its independent accountants to afford to GrassRoots, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of Newport's properties, books, contracts, commitments and records and to the audit work papers and other records of Newport's independent accountants. During such period, Newport shall use reasonable efforts to furnish promptly to GrassRoots such information concerning Newport as GrassRoots may reasonably request, provided that Newport shall not be required to disclose any information which it is legally required to keep confidential. GrassRoots will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and GrassRoots will cause its respective consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason GrassRoots shall promptly return, or cause to be returned, to the disclosing party all documents obtained from Newport, and any copies made of such documents, extracts and copies thereof.

         7.02 COMMUNICATIONS. Promptly following the execution and delivery of this Agreement, the parties shall issue a joint press release in a form mutually to be agreed upon. The parties shall not, and shall instruct their representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Merger without the consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that any party determines, based upon the advice of counsel, that a press release, disclosure in a public filing, or other public disclosure of or reference to this Agreement, the Merger or the other party is required by law, the former party shall first use reasonable efforts to notify the latter party of the potential disclosure, and use reasonable efforts to afford the latter party a reasonable opportunity to review and comment on the proposed disclosure, provided that the consent of the latter party for such publication shall not be required in any such instance. In addition, Newport shall file on a timely basis a Current Report on Form 8-K reporting the transaction contemplated by this Agreement, and make any additional filings and reports as may be required or advisable under applicable law.

         7.03 SECURITIES LAWS. Newport shall take such actions as may be necessary to comply with the Federal securities laws and the securities laws of all states which are applicable in connection with the issuance of the Newport Shares to the GrassRoots stockholders pursuant to this Agreement.

         7.04 CHANGE IN THE BOARD OF DIRECTORS. Newport shall, not less than 10 days prior to the Closing Date, file with the SEC and transmit to all holders of record of Newport's outstanding Common Stock, the information required by Rule 14f-1 of the Securities Exchange Act of 1934 concerning the change in Newport's Board of Directors which will occur upon consummation of the transactions contemplated by this Agreement.

         7.05 PAYMENT OF LIABILITIES. Prior to the Closing, except for the debts, obligations and liabilities set forth on Schedule 4.07(b) attached hereto, Newport shall pay or otherwise satisfy or discharge all of its debts, obligations and liabilities of any kind whatsoever, including, without limitation, all of the Permitted Obligations referred to in Section 6.06 hereof.

         7.06 GRASSROOTS PRIVATE OFFERING. GrassRoots and Newport acknowledge and agree that after the date hereof until the Closing Date, GrassRoots shall continue to offer and sell units, each unit (a "Unit") consisting of a convertible promissory note in the amount of $50,625 and a warrant to purchase 67,500 shares of GrassRoots common stock, at a price of $50,625 per Unit (the "Offering"). The Offering will be made pursuant to the terms and conditions of the Offering described in the GrassRoots Private Placement Memorandum dated December 5, 2003 (the "Memorandum"), provided that the number of Units offered and sold may exceed the number specified in the Memorandum if agreed to by GrassRoots and the placement agent named in the Memorandum.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         8.01 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NEWPORT AND SUB. The obligations of Newport and SUB to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or prior to the Closing:

                  (a) the representations and warranties of GrassRoots set forth in Article III above, shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date;

                  (b) GrassRoots shall have performed and complied with each of its covenants and agreements hereunder in all material respects as of and through the Closing;

                  (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (d) no event shall have occurred that results in or causes, or could reasonably result in or cause, a GrassRoots Material Adverse Effect;

                  (e) GrassRoots shall have cash on hand, or immediately available, upon consummation of the Merger, in the amount of not less than $280,000;

                  (f) GrassRoots stockholders holding at least 95% of the issued and outstanding shares of GrassRoots Common Stock shall have consented to and approved the Merger.

                  (g) GrassRoots shall have delivered to Newport a Certificate duly executed by its President and Chief Executive Officer, certifying that each of the conditions specified above in this Section 8.01 has been satisfied in all material respects; and

                  (h) all actions to be taken by GrassRoots in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Newport.

         8.02 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GRASSROOTS. The obligations of GrassRoots to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or prior to the Closing:

                  (a) the representations and warranties of Newport and SUB set forth in Article IV above, shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date;

                  (b) Newport shall have performed and complied with each of its covenants and agreements hereunder in all material respects as of and through the Closing;

                  (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (d) no event shall have occurred that results in or causes, or could reasonably result in or cause, a Newport Material Adverse Effect;

                  (e) Newport shall have lawfully effectuated a reverse split of its outstanding common stock resulting in the number of shares of outstanding Common Stock of Newport not exceeding approximately 469,099 shares;

                  (f) GrassRoots stockholders holding at least 95% of the issued and outstanding shares of GrassRoots Common Stock shall have consented to and approved the Merger.

                  (g) Newport shall have delivered to GrassRoots a Certificate duly executed by its President and Chief Executive Officer, certifying that each of the conditions specified above in this Section 8.02 has been satisfied in all material respects;

                  (h) Newport shall have paid or otherwise satisfied or discharged all of its debts, obligations and liabilities of any kind whatsoever, other than the debts, obligations and liabilities set forth on Schedule 4.07(b) hereto, and GrassRoots shall have received a certificate signed by the President and Chief Executive Officer of Newport that as of the Closing Date, except for the debts, obligations and liabilities set forth on Schedule 4.07(b) hereto, Newport does not have any debts, obligations or liabilities of any kind whatsoever, whether accrued, absolute, contingent or otherwise, and whether due or to become due; and

                  (i) all actions to be taken by Newport in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to GrassRoots.

                                   ARTICLE IX
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall survive the Closing, but shall expire on the first anniversary date following the date of Closing, unless a specific claim in writing with respect to these matters shall have been made, or any action at law or in equity shall have been commenced or filed before such anniversary date. Any investigations made by or on behalf of any of the parties prior to the date of Closing shall not affect any of the parties' obligations hereunder. Completion of the transactions contemplated herein shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.01 INDEMNIFICATION BY GRASSROOTS. GrassRoots hereby indemnifies and holds Newport and SUB harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Newport or SUB and arising out of the material breach of any representation or warranty of GrassRoots hereunder, or GrassRoots' failure to perform any covenant or obligation required to be performed by it hereunder.

         10.02 INDEMNIFICATION BY NEWPORT. Newport hereby indemnifies and holds GrassRoots harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by GrassRoots and arising out of the breach of any representation or warranty of Newport or SUB hereunder, or Newport's or SUB's failure to perform any covenant or obligation required to be performed by either of them hereunder.

         10.03 PROCEDURE FOR INDEMNIFICATION. Any party entitled to indemnification under this Article X (an "Indemnified Party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article X except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of counsel to the Indemnified Party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within 30 days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party, which relates to such action or claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article X to the contrary, the indemnifying party shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to.

         10.04 TIME FOR ASSERTION. No party to this Agreement shall have any liability (for indemnification or otherwise) with respect to any representation, warranty or covenant or obligation to be performed and complied hereunder, unless notice of any such liability is provided on or before 12 months from the date hereof.

         10.05 BASKET. Notwithstanding any conflicting or inconsistent provisions hereof, neither party shall not be liable in damages, indemnity or otherwise to the other in respect of the inaccuracy or breach of any representations, warranties, covenants or agreements herein, except to the extent that the damages, singularly or in the aggregate, exceed the sum of $5,000.

                                   ARTICLE XI
                                   TERMINATION

         11.01 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated by mutual consent of the parties, in writing, signed by each of the parties hereto.

         11.02 TERMINATION DUE TO LAPSE OF TIME. This Agreement may be terminated by either party if the Closing does not occur prior to January 31, 2004; provided, however, that a party wholly or partially responsible for the Closing not occurring prior to such date may not terminate this Agreement pursuant to this subsection.

         11.03 TERMINATION BY NEWPORT AND SUB. This Agreement may be terminated by Newport and/or SUB, by written notice to GrassRoots, in the event of a material breach of any representation or warranty of GrassRoots hereunder, or in the event GrassRoots fails to perform any material covenant or obligation required to be performed by it hereunder and such failure remains uncured for ten days following such written notice.

         11.04 TERMINATION BY GRASSROOTS. This Agreement may be terminated by GrassRoots, by written notice to Newport, in the event of a material breach of any representation or warranty of Newport hereunder, or in the event Newport or SUB fails to perform any material covenant or obligation required to be performed by it hereunder and such failure remains uncured for ten days following such written notice.

         11.05 EFFECT OF TERMINATION. Termination of this Agreement under
Section 11.02, 11.03 or 11.04 hereof shall not preclude the parties from pursuing all remedies available to them under applicable law arising by reason of such termination.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.01 DEFAULT. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or under applicable law.

         12.02 RIGHTS ARE CUMULATIVE. The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law. No delay or failure on the part of a party in the exercise of any power of right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power of right.

         12.03 AMENDMENT. The respective Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Time; provided, that an amendment made subsequent to the approval of this Agreement by the stockholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto,
(b) change any term of the Certificate of Incorporation of GrassRoots or (c) change any other terms or conditions of this Agreement if such change would materially and adversely affect the holders of any capital stock of either party hereto.

         12.04 WAIVER. Any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         12.05 NOTICES. All communications provided for herein shall be in writing and shall be deemed to be given or made (a) when delivered personally, including by courier service, (b) three business days following deposit in the United Sates mail, certified mail, return receipt requested, or (c) when transmitted by facsimile provided that electronic confirmation of receipt is retained by the party transmitting such facsimile. The addresses to which notices are to be provided are as follows:


         If to Newport or SUB:          Newport International Group, Inc.
                                        c/o Richard Galterio
                                        11863 Wimbledon Circle, Suite 418
                                        Wellington, Florida 33414

         If to GrassRoots:              GrassRoots Communications, Inc.
                                        73200 El Paseo, Suite 2-H
                                        Palm Desert, California 92260
                                        Att:  President

Any party may change the address to which notice is to be provided to it by written notice to the other party hereto delivered pursuant to this Section.

         12.06 GOVERNING LAW. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Delaware, without regard to the choice of laws provisions thereof.

         12.07 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns.

         12.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

         12.09 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties with respect to transactions contemplated hereby, and all prior understandings with respect thereto, whether written or oral, shall be of no force and effect.

         12.10 PARTIAL INVALIDITY. If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

         12.11 HEADINGS. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         12.12 TAX-FREE TRANSACTION. Each of the parties to this Agreement agrees to refrain from taking any action that could reasonably be anticipated to jeopardize the tax-free treatment intended to be accorded to the transaction contemplated by this Agreement. Newport and GrassRoots acknowledge that no party hereto has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations, and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

         12.13 FURTHER ASSURANCES. From time to time at the other party's request and without further consideration, each of the parties will execute and deliver to the other such documents and take such action as the other party may reasonably request in order to consummate more effectively the transaction contemplated hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger effective as of January 22, 2004.


                                        NEWPORT INTERNATIONAL GROUP, INC.


                                        By: /s/ Soloman Lam
                                            ----------------------
                                            Soloman Lam, President



                                        GR ACQUISITION CORP.


                                        By: /s/ Richard Galterio
                                            --------------------
                                            Richard Galterio, President



                                        GRASSROOTS COMMUNICATIONS, INC.


                                        By: /s/ Cery Perle
                                            ---------------------
                                            Cery Perle, President